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EXHIBIT 5.1

         Hurley, Lynch & Re, P.C. letterhead

                      December 13, 2002

Board of Directors
AVI BioPharma, Inc.
One S.W. Columbia, Suite 1105
Portland, Oregon 97258

Gentlemen:

        In connection with the registration of 2,500,000 shares of common stock, .0001 par value (the "Common Stock"), of AVI BioPharma, Inc., an Oregon corporation (the "Company"), under the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on December 13, 2002, and the proposed offer and sale of the Common Stock pursuant to the terms of the AVI BioPharma, Inc., 2002 Equity Incentive Plan (the "2002 Equity Incentive Plan"), we have examined such corporate records, certificates of public officials and officers of the Company and other documents as we have considered necessary or proper for the purpose of this opinion.

        Based on the foregoing and having regard to legal issues which we deem relevant, it is our opinion that the shares of Common Stock to be offered pursuant to the 2002 Equity Incentive Plan, when such shares have been delivered against payment therefor as contemplated by the 2002 Equity Incentive Plan, will be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the above-mentioned registration statement.

Very truly yours,
/s/ HURLEY, LYNCH & RE, P.C. HURLEY, LYNCH & RE, P.C.

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  EXHIBIT 5.1